AMENDED AGREEMENT
between
IMAGENéT SYSTEMS, INC.,
and
ROBERT F. FLAHERTY

          AGREEMENT entered into this 30th day of June, 1993, between IMAGENéT SYSTEMS, INC., a Colorado Corporation, hereinafter call IMAGENéT, and ROBERT F. FLAHERTY , hereinafter called FLAHERTY (this reference shall include mineral ores and technology as described below which are owned by FLAHERTY and others over which FLAHERTY has the authority to bind for the tranfer of assets described below), or his assigns pursuant to paragraph 2.3 below;

          WHEREAS IMAGENéT desires to acquire 100% of ownership (stock or ownership of assets) of FLAHERTY mineral ores and technology as more particularly set out below, in   exchange for an aggregate of 203,271,200 shares of the Common Stock of IMAGENéT, as described in the Letter of Intent attached hereto and made a part hereof, and more specifically referred to in Exhibit "A" hereto, said exchange to be all or partially tax free under Sec. 368 of the Internal Revenue Code; and

          WHEREAS this agreement and its performance by FLAHERTY have been authorized, approved, and found advisable by all of the owners and/or shareholders of FLAHERTY; and

          WHEREAS the owners and/or shareholders of FLAHERTY as part of its approval of and subject to the same conditions as apply to this agreement, as set forth below, have approved a Plan of Complete Liquidation and Dissolution of FLAHERTY pursuant to which the shares of IMAGENéT common stock received by FLAHERTY will be distributed by FLAHERTY ratably   to its owners and/or shareholders in exchange for 100% of ownership (stock or ownership of assets); and

          WHEREAS this agreement and its performance by IMAGENéT have been authorized and approved by the Board of Directors and shareholders of IMAGENéT; and

          WHEREAS each of the owners and/or shareholders, as an inducement to and in consideration of IMAGENéT entering into this agreement, is willing to warrant to IMAGENé T as hereinafter set forth:

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          NOW THEREFORE, in exchange for covenants contained herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, it is agreed:

          1.     Conditions to this agreement. This agreement and all undertakings herein and the performance thereof by the parties hereto are all conditioned upon the existence or happening of the following events at or within the respective times specified below with respect thereto, namely:

               No material damage or destruction of property. No damage to or destruction of the property or assets of FLAHERTY by fire, flood, tornado, explosion, or other casualty shall have occurred between June 1, 1993, and the time of closing which reduces the net book value at the date of such casualty of the property or assets of FLAHERTY by more than $100,000, after first applying, in reduction thereof, the proceeds of all insurance or other sums recoverable by FLAHERTY by reason of such occurrence; and no suit, action, or claim shall have been instituted, taken, or presented in such period which results or reasonably may result in a material loss to or disruption of FLAHERTY's business.

               FLAHERTY will provide prior to closing sufficient evidence of ownership rights to the assets transferred pursuant to this agreement.

               IMAGENéT may in writing waive noncompliance with the requirements set out above, in whole or in part, at or prior to the time of closing.

          2.     Exchange of Consideration. The parties shall exchange consideration pursuant to this agreement as follows:

          2.1    IMAGENéT shall transfer to FLAHERTY 203,271,200 shares of common stock of IMAGENéT.

          2.2    FLAHERTY shall assign all right title and interest and agree to deliver to IMAGENéT head ore containing gold, silver and the platinum metals group consisting of platinum, palladium, rhodium, osmium, ruthenium and Iridium with a total gross value of SEVENTY FIVE MILLION DOLLARS (US$75,000,000.00). ("gross value" is the fair market value of the ore agreed to be $1,000 per ton) These ores shall be delivered from one or more sites at the option of FLAHERTY including sites more particularly described in exhibit "C" attached

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hereto and known as First Knoll and Duke's Knoll in Arizona. FLAHERTY agrees to execute a document in recordable form indicating the assignment of these ores and consents to a recording in the land records office of the county where the proposed sites are located.

          2.3     FLAHERTY shall have the option to assign this contract to an existing corporation or a corporation to be formed by him with the resources covered by this contract, for the purpose of completing this reorganization.

          3.      Time and place of closing. The time of closing referred to in this agreement shall be July 29, 1993, Eastern Daylight Time, or such other time as may be agreed to in writing by FLAHERTY and IMAGENéT. The place of closing shall be 359 Carolina Avenue, Suite A, Winter Park, Florida, and close simultaneously at 8383 Wilshire Boulevard Suite 446, Beverly Hills, California or at such other place as the parties may agree in writing.

          4.     Opinion of transferee's counsel. IMAGENéT shall furnish FLAHERTY at the time and place of closing the opinion of IMAGENéT's counsel (a) that IMAGENéT is duly organized, existing, and in good standing under the laws of Colorado; (b) that the shares of IMAGENéT common stock which are to be transferred and delivered by IMAGENéT to the owners and/or shareholders of FLAHERTY in exchange for the consideration as set out above, will constitute duly authorized, issued, and outstanding fully paid and nonassessable shares of the common stock of IMAGENéT, and that good title to such shares will be, upon the receipt by IMAGENéT of evidence of 100% of ownership (stock or ownership of assets) and the delivery in exchange therefor of such shares of common stock of IMAGENéT, transferred by IMAGENéT to FLAHERTY; (c) that between June 1, 1993 and the time of closing IMAGENéT has not authorized, declared, paid, or effected any stock dividend or split-up of shares of its common stock or any issuance, pro rata, to its common shareholders, of option or rights to subscribe to shares of its common stock, or any extraordinary cash dividend upon its shares of common stock without the consent of Flaherty.

          5.     Opinion of counsel for transferor. FLAHERTY shall furnish IMAGENéT at the time and place of closing the opinion of FLAHERTY's counsel (a) that this agreement has been properly authorized, executed, and delivered by FLAHERTY, and its performance by FLAHERTY

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has been properly authorized and approved; and that this agreement constitutes the legally valid and enforceable obligation and undertaking of FLAHERTY in accordance with its terms and provisions, subject to the satisfaction of the conditions set forth in paragraph 1, above: (b) that neither this agreement, nor the transfer and delivery as herein agreed, of shares of IMAGENéT common stock to the owners and/or shareholders of FLAHERTY requires any qualification or authorization under the laws of California, Arizona or Neveda; and (c) that 100% of ownership (stock or ownership of assets) to be transferred upon receipt by owners and/or shareholders of FLAHERTY and delivery thereof and exchange therefore, constitute duly authorized, issued and outstanding fully paid and non-assessable ownership (stock or ownership of assets) of the assets described hereinabove and that those assets are not subject to interest or claims of any nature, other than those set out in Exhibit "D".

          6.     Additional agreements of IMAGENéT and FLAHERTY. FLAHERTY hereby further agrees with IMAGENéT:

          (a)     That prior to the time of closing FLAHERTY will not have changed its name and neither FLAHERTY nor any of the owners and/or shareholders will have given permission to any corporation, firm, or organization engaged in the businesses of FLAHERTY to use the name ROBERT F. FLAHERTY or FIRST KNOLL MINING PROJECT alone or in combination with any other word or words.

          (b)     That after the execution of this agreement and prior to the time of closing the owners and/or shareholders of ROBERT F. FLAHERTY D/B/A FIRST KNOLL MINING PROJECT will consult with and give consideration to the advice of any officer or officers of IMAGENéT, or any of its representatives designated from time to time by IMAGENéT for such purpose, with respect to the operations and proposed transactions of FLAHERTY; and that any of the FLAHERTY records and assets may be checked or inspected by representatives of IMAGENéT at any time or from time to time during business hours, and that FLAHERTY will make the same reasonably available for such purpose.

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          (c)     That from time to time of the execution of this agreement until the time of closing, FLAHERTY will maintain its usual insurance coverage in reasonably adequate amounts against damage and destruction of its properties and assets and converting its liabilities to others.

          (d)     That after the time of closing FLAHERTY will file and prosecute such claims or suits for the refund of taxes, and make or file and prosecute such other claims or suits, in each case, for the recovery or collection of any sums which may or could be due it, in its name or otherwise, as IMAGENéT may request, or IMAGENéT may file, present, or prosecute such claims or suits in the name of "FLAHERTY", or otherwise, but in each case all for the benefit of IMAGENéT, to which all amounts recovered thereby shall be remitted; and IMAGENéT shall hold FLAHERTY harmless of and from all costs, expenses, and liabilities of or resulting from any such claims or suits or the making, filing, or prosecution thereof.

          (e)     That owners and/or shareholders of FLAHERTY are not acquiring the shares of common stock of IMAGENéT provided, for the purpose of resale, and acknowledge that such shares are unregistered and subject to restrictions on transfer.

          7.     Warranties of IMAGENéT, FLAHERTY and Owners and/or Shareholders. IMAGENéT and the FLAHERTY owners and/or shareholders hereby jointly and severally warrant to each other as follows:

          (a)     That on June 4, 1993, there existed no liabilities or commitments of FLAHERTY or IMAGENéT, contingent or absolute, matured or unmatured, except (1) those as to which the full amount is included or provided for as liabilities in FLAHERTY's balance sheet as of that date, and except (2) those incurred by FLAHERTY or IMAGENéT, in the regular course of business, after such date, and except (3) other liabilities or commitments the aggregate amount of which does not exceed by more that $50,000 the aggregate amount of insurance proceeds recoverable by FLAHERTY or IMAGENéT on account of or applicable to the satisfaction of such liabilities and commitments, if any.

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          (b)     That between June 4, 1993 and the time of closing hereunder (1) all actions and transactions by or on behalf of FLAHERTY and IMAGENéT will have been the regular course of business and in normal amounts, except the execution of this agreement and any acts or transactions herein agreed to or contemplated; and (2) no dividends or other distributions or loans upon any stock or assets of FLAHERTY or IMAGENéT will have been made, declared, or paid; (3) FLAHERTY and IMAGENéT will have continued in force and effect all insurance of the character and in the amounts theretofore carried by it; (4) no legal fees and no other fees, commissions, compensation, or expenses will have been incurred or paid by FLAHERTY or IMAGENéT for or with respect to this agreement, its negotiation or consummation, other than legal fees in a reasonable amount for the time expended in connection therewith, the cost, not exceeding $10,000, of title searches, opinions, and guarantee policies with respect to the title of FLAHERTY and IMAGENéT to the assets owned by FLAHERTY and the cost of preparing and reviewing this Agreement and closing this transaction.

          (c)     That (1) between June 4, 1993 and the time of closing there will have been no increase in the salaries, compensation, bonuses, or wages or benefits paid or agreed to be paid to any owner, officer or director of FLAHERTY or IMAGENéT; and (2) between June 4, 1993 and the time of closing there will have been no increase in the salary, compensation, bonus, wages, or benefits paid or agreed to be paid to any employee who is not an officer and director and whose rate of aggregate compensation or benefits is or is thereby increased to more than $10,000 a year.

          (d)     That at the time of closing (1) FLAHERTY and IMAGENéT will not be in default on or under any indebtedness, lease, franchise, or contract; (2) all income tax and other government returns and reports required of FLAHERTY and IMAGENéT will have been duly and timely filed and FLAHERTY will have given no waivers or extensions of any statute of limitations with respect to any income or other taxes other than waivers or extensions consented to in advance by IMAGENéT; (3) there will exist no contract or order for the purchase of merchandise or services except

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those made or placed in the regular course of business.

          (e)     FLAHERTY represents and warrants that he has the authority to enter into the agreement represented by this contract and to effect the transfers of interests necessary to close the terms of this contract.

          8.     Successors. This agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, representatives, successors, and assigns, provided, however, that neither this agreement nor its rights hereunder may be assigned by IMAGENéT or FLAHERTY.

          9.     Counterparts. This agreement may be executed in several counterparts, which, taken together, shall constitute one document, which shall become binding when:

          (a)     Counterparts, which in total contain signatures of FLAHERTY and of each owner and/or shareholder, have been delivered to IMAGENéT, and

          (b)     One counterpart signed by IMAGENéT has been delivered to and signed by FLAHERTY.

          IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands and seals or have caused these presents to be executed in their respective names and their respective corporate seals to be hereunto affixed and attested by their respective officers thereunto duly authorized, the day and year first hereinabove written.

IMAGENéT SYSTEMS, INC.
(SEAL)
by:	/s/ Lee M. Payne --------------------------------------------------
Lee M. Payne, President

ROBERT F. FLAHERTY		WITNESS:

by:	/s/ Robert F. Flaherty --------------------------------------------------	/s/ ---------------------------------------------------
Robert F. Flaherty

by:	/s/ Diana Lee Flaherty --------------------------------------------------
Diana Lee Flaherty

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